                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    Form 8-K

                                 CURRENT REPORT



    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)  June 27, 1996
                                                          -------------



                        United States Filter Corporation
                        --------------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                        1-10728                  33-0266015
- ----------------------------        -----------             ------------------
(State of other juris-             (Commission              (IRS Employer
 diction of incorporation          File Number)             Identification No.)



               40-004 Cook Street, Palm Desert, California 92211
               -------------------------------------------------
              (Address of principal executive offices)   zip code


       Registrant's telephone number, including area code  (619) 340-0098
                                                          ---------------

ITEM 2.   PENDING AND COMPLETED ACQUISITIONS

          As previously reported on a Current Report on Form 8-K dated May 31, 1996, United States Filter Corporation ("U.S. Filter"), through a wholly-owned subsidiary, U.S. Filter/Zimpro Acquisition Corp., completed on May 31, 1996 the acquisition (the "Zimpro Acquisition") of all of the outstanding capital stock of Zimpro Environmental, Inc. ("Zimpro"). Consolidated financial statements of Zimpro and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, together with the report thereon of Ernst & Young LLP, and unaudited pro forma combined financial data giving effect to the Zimpro Acquisition, were filed as a part of such Form 8-K.

     As previously reported on a Current Report on Form 8-K dated June 10, 1996, U.S. Filter entered into an Agreement and Plan of Merger (the "Davis Agreement") dated June 10, 1996 by and among U.S. Filter, U.S. Filter/DWW Acquisition Corporation ("Sub") and Davis Water & Waste Industries, Inc. ("Davis") providing for the merger of Sub into Davis, pursuant to which Davis would become a wholly-owned subsidiary of U.S. Filter (the "Davis Acquisition" and, together with the Zimpro Acquisition, the "Acquisitions"). As a result of the Davis Acquisition, each issued and outstanding share of common stock of Davis and each employee and director stock option to purchase shares of common stock of Davis will be converted into .933 share of U.S. Filter common stock, subject to adjustment as provided in the Davis Agreement.

     The following are filed herewith:

          FINANCIAL STATEMENTS OF PROBABLE BUSINESS ACQUISITION:

          Index to Davis Water & Waste Industries, Inc. Consolidated Financial Statements

          Report of Independent Accountants;

          Management's Responsibility for Financial Statements;

          Consolidated Statement of Operations for the years ended April 30, 1996, 1995 and 1994;

          Consolidated Balance Sheet as of April 30, 1996 and 1995;

          Consolidated Statement of Stockholders' Equity for the years ended April 30, 1996, 1995 and 1994;

          Consolidated Statement of Cash Flows for the years ended April 30, 1996, 1995 and 1994; and

          Notes to Consolidated Financial Statements.

          PRO FORMA COMBINED FINANCIAL INFORMATION:

          Unaudited Pro Forma Combined Consolidated Balance Sheet as of March 31, 1996;

          Unaudited Pro Forma Combined Consolidated Statements of Operations for the years ended March 31, 1994, 1995 and 1996;

          Notes to Pro Forma Combined Consolidated Financial
          Information.



ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
          AND EXHIBITS.

          (c)  EXHIBITS

          23.0 Consent of Independent Accountants

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               UNITED STATES FILTER CORPORATION



                               By: /s/ Kevin L. Spence
                                   -----------------------
                                   Kevin L. Spence
                                   Vice President

Date:  June 27, 1996

                 INDEX TO DAVIS WATER & WASTE INDUSTRIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Management's Responsibility for Financial Statements........................ F-2
Consolidated Statement of Operations........................................ F-3
Consolidated Balance Sheet.................................................. F-4
Consolidated Statement of Changes in Stockholders' Equity................... F-5
Consolidated Statement of Cash Flows........................................ F-6
Notes to Consolidated Financial Statements.................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DAVIS WATER & WASTE INDUSTRIES, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DAVIS WATER & WASTE INDUSTRIES, Inc. and its subsidiaries at April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Atlanta, Georgia
June 13, 1996

             MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The consolidated financial statements included in this report were prepared by the Company in conformity with generally accepted accounting principles. Management's best estimates and judgments were used where appropriate. Management is responsible for the integrity of the financial statements and for other financial information included in this report. The financial statements have been audited by the Company's independent accountants, Price Waterhouse LLP. As set forth in their report, their audit was conducted in accordance with generally accepted auditing standards and formed the basis for their opinion on the accompanying financial statements. They evaluated the system of internal accounting controls and performed such tests and other procedures as they deemed necessary to reach and express an opinion on the fairness of the financial statements.

  The Company maintains a system of internal accounting controls which is designed to provide a reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Company. As a part of this process, the Company has an internal auditor who evaluates the adequacy and effectiveness of internal accounting controls.

  The Audit Committee of the Board of Directors is composed of Directors who are neither officers nor employees of the Company. The Committee meets periodically with management, the internal auditor and the independent accountants to discuss auditing, internal accounting control and financial reporting matters. The internal auditor and the independent accountants have full and free access to meet with the Audit Committee, with and without management being present.

R. Doyle White                              Stan White
Chairman of the Board,                      Secretary/Treasurer
President and Chief                         and Chief Financial Officer
Executive Officer

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     YEAR ENDED APRIL 30,
                                                 -----------------------------
                                                   1996      1995      1994
                                                 --------- --------- ---------
                                                  (IN THOUSANDS, EXCEPT SHARE
                                                             DATA)
Net sales....................................... $ 226,489 $ 215,649 $ 202,621
Cost of products sold ..........................   188,720   183,654   172,654
                                                 --------- --------- ---------
Gross profit margin.............................    37,769    31,995    29,967
Selling, general and administration.............    26,877    24,483    28,461
Interest expense................................     1,022     1,335     1,252
Other income, net...............................       206       308       246
Provision for Taulman shutdown and related in-
 tangible assets (Note 3).......................         0       678     8,895
                                                 --------- --------- ---------
Income (loss) before income taxes...............    10,076     5,807    (8,395)
Provision (benefit) for income taxes............     4,327     2,359    (3,055)
                                                 --------- --------- ---------
Net income (loss)............................... $   5,749 $   3,448 $  (5,340)
                                                 ========= ========= =========
EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Net income (loss) per share--primary............ $    1.78 $    1.06 $   (1.64)
                                                 ========= ========= =========
Net income (loss) per share--fully diluted...... $    1.72 $    1.05 $   (1.64)
                                                 ========= ========= =========
Weighted average shares outstanding--primary.... 3,234,824 3,261,351 3,260,608
Weighted average shares outstanding--fully di-
 luted.......................................... 3,340,242 3,284,170 3,260,608

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                               APRIL 30,
                                                         ------------------
                                                           1996      1995
                                                         --------  --------
                                                          (IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                               DATA)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $  1,720  $  3,746
  Accounts receivable, less allowance for doubtful ac-
   counts ($1,261 at April 30, 1996 and $1,135 at April
   30, 1995) (Note 1)..................................    35,189    39,795
  Inventories (Notes 1 and 4)..........................    17,802    18,778
  Prepaid expenses.....................................       692       631
  Cost and estimated earnings in excess of billings on
   uncompleted contracts...............................     1,419     1,097
  Prepaid income taxes.................................       685         0
  Deferred income taxes (Note 7).......................     4,194     5,634
                                                         --------  --------
    Total current assets...............................    61,701    69,681
Property, plant and equipment (Note 1):
  Land.................................................     1,016     1,040
  Buildings and improvements...........................     5,858     5,667
  Manufacturing equipment..............................     5,597     5,633
  Transportation and office equipment..................     8,348     8,066
  Construction in progress.............................       281       295
                                                         --------  --------
                                                           21,100    20,701
Less--accumulated depreciation.........................   (14,742)  (14,407)
                                                         --------  --------
                                                            6,358     6,294
 Deferred income taxes (Note 7)........................       706         0
 Other assets..........................................     5,867     5,561
                                                         --------  --------
                                                         $ 74,632  $ 81,536
                                                         ========  ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 5)...........  $    135  $    249
  Accounts payable.....................................    20,102    24,158
  Accrued salaries and commissions.....................     6,702     3,735
  Other accrued liabilities (Notes 3 and 6)............     6,861     8,883
  Billings in excess of cost and estimated earnings on
   uncompleted contracts...............................       943     1,449
  Customer deposits....................................     1,153       614
                                                         --------  --------
    Total current liabilities..........................    35,896    39,088
                                                         --------  --------
Long-term debt, less current portion (Note 5)..........     6,845    14,787
                                                         --------  --------
Deferred income taxes (Note 7).........................         0       265
                                                         --------  --------
Other accrued liabilities (Note 6).....................     2,235     2,064
                                                         --------  --------
Commitments and contingent liabilities (Note 9)........
Stockholders' equity (Note 8)
  Common stock, $.01 par value: 50,000,000 shares
   authorized; 3,265,308 shares issued.................        33        33
Capital in excess of par value.........................     9,788     9,788
Retained earnings......................................    20,201    15,705
                                                         --------  --------
                                                           30,022    25,526
Treasury stock at cost--29,129 shares at April 30, 1996
 and 19,379 shares at April 30, 1995...................      (366)     (194)
                                                         --------  --------
                                                           29,656    25,332
                                                         --------  --------
                                                         $ 74,632  $ 81,536
                                                         ========  ========

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                     CAPITAL IN                        TOTAL
                              COMMON EXCESS OF  RETAINED  TREASURY STOCKHOLDERS'
                              STOCK  PAR VALUE  EARNINGS   STOCK      EQUITY
                              ------ ---------- --------  -------- -------------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at April 30, 1993      $33     $9,788   $17,922    $(108)     $27,635
Issuance of common stock in
 connection with employee
 benefit plans...............                       (43)     181          138
Purchase of treasury stock...                               (124)        (124)
Net (loss)...................                    (5,340)               (5,340)
                               ---     ------   -------    -----      -------
Balance at April 30, 1994       33      9,788    12,539      (51)      22,309
Issuance of common stock in
 connection with employee
 benefit plans...............                       (21)     122          101
Dividends paid, $.08 per
 share.......................                      (261)                 (261)
Purchase of treasury stock                                  (265)        (265)
Net income...................                     3,448                 3,448
                               ---     ------   -------    -----      -------
Balance at April 30, 1995....   33      9,788    15,705     (194)      25,332
Issuance of common stock in
 connection with employee
 benefit plans...............                        10      102          112
Purchase of treasury stock...                               (274)        (274)
Dividends paid, $.39 per
 share.......................                    (1,263)               (1,263)
Net income...................                     5,749                 5,749
                               ---     ------   -------    -----      -------
Balance at April 30, 1996      $33     $9,788   $20,201    $(366)     $29,656
                               ===     ======   =======    =====      =======

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      YEAR ENDED APRIL 30,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)................................  $  5,749  $  3,448  $ (5,340)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:..........
 Depreciation and amortization...................     1,494     2,110     2,689
 (Decrease) increase in reserve for Taulman shut-
  down and write off of intangible assets........    (2,425)   (1,480)    8,895
 Provision for doubtful accounts.................       632       472       665
 Loss on sale of property, plant and equipment...        22         0        86
 Deferred income taxes...........................       469      (430)   (4,536)
 Decrease (increase) in accounts receivable......     3,974    (1,109)   (1,723)
 Decrease (increase) in inventories..............       976     1,748    (2,450)
 (Increase) decrease in cost and estimated earn-
  ings in excess of billings on uncompleted con-
  tracts.........................................      (322)     (125)      280
 (Increase) in other assets                          (1,052)     (393)      (15)
 (Decrease) increase in billings in excess of
  cost and estimated earnings on uncompleted con-
  tracts.........................................      (506)     (752)       32
 Increase in accounts payable and accrued ex-
  penses.........................................        24     3,898     4,290
                                                   --------  --------  --------
   Net cash provided by operating activities.....     9,035     7,387     2,873
                                                   --------  --------  --------
INVESTING ACTIVITIES
Purchase of property, plant and equipment........    (1,656)   (1,566)     (837)
Proceeds from sale of property, plant and equip-
 ment............................................        76       855        70
                                                   --------  --------  --------
   Net cash (used in) investing activities.......    (1,580)     (711)     (767)
                                                   --------  --------  --------
FINANCING ACTIVITIES
Proceeds from long-term debt.....................    62,131    56,292    54,549
Principal payments made on long-term debt........   (70,187)  (60,897)  (55,921)
Proceeds from sale of stock......................       112       101       138
Purchase of treasury stock.......................      (274)     (265)     (124)
Dividends paid...................................    (1,263)     (261)        0
                                                   --------  --------  --------
   Net cash (used in) financing activities.......    (9,481)   (5,030)   (1,358)
                                                   --------  --------  --------
CASH
(Decrease) increase in cash during period........    (2,026)    1,646       748
Cash and cash equivalents at beginning of year...     3,746     2,100     1,352
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $  1,720  $  3,746  $  2,100
                                                   ========  ========  ========

(The accompanying notes are an integral part of these financial statements.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        APRIL 30, 1996, 1995, AND 1994

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES:

 Description of Business

  Davis Water & Waste Industries, Inc. ("Davis") manufactures and markets products relating to the distribution and treatment of water and wastewater.

 Basis of Presentation

  The accompanying financial statements include the accounts of Davis and its wholly-owned subsidiary, The Taulman Company ("Taulman"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the prior year statements have been reclassified to conform to the current year presentation.

 Accounts Receivable

  Accounts receivable at April 30, 1996 and 1995 include amounts under long-term contracts of approximately $2,504,000 and $4,060,000, respectively. Balances billed but not paid by customers pursuant to retainage provisions in long-term contracts will be due upon completion of the contracts and acceptance by the owner and aggregated approximately $1,493,000 and $2,216,000 at April 30, 1996 and 1995, respectively. Approximately $700,000 of these retention balances are expected to be collected during the year ended April 30, 1997, with the remainder to be collected during the following year.

Concentration of Credit Risk

  Davis grants credit to its customers, who are primarily involved in the construction and real estate industries, including independent contractors, developers, municipalities and industrial customers. To secure its interest in trade accounts receivable, Davis obtains bonds or liens where considered prudent. The majority of Davis' sales are made to customers located in the Southeast. Other important markets include Texas, California and the Rocky Mountain states.

 Inventories

  Inventories are carried at the lower of cost (first-in, first-out) or market value.

 Property, Plant and Equipment

  Fixed assets are stated at cost. Depreciation is calculated using principally the straight-line method over the estimated useful lives of the assets. Expenditures for additions and improvements are charged to property accounts; maintenance and repairs are charged to expense. Upon retirement or sale, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

  The approximate annual rates of depreciation are 4% to 14% for buildings and improvements, 14% to 20% for manufacturing equipment and 14% to 33 1/3% for transportation and office equipment.

 Intangible Assets

  Intangible assets resulting from the acquisition of certain assets and liabilities of Taulman were being amortized on a straight line basis over their estimated useful lives ranging from one to 40 years. As a result of the shutdown or reorganization of Taulman, these intangibles were written off in fiscal 1994 (see Note 3).

 Treasury Stock

  Treasury stock is carried at cost determined using the first-in, first-out method. Any excess of cost over proceeds from re-issuance of treasury stock is charged to retained earnings; any excess of proceeds over cost is credited to retained earnings to the extent of any prior charges and thereafter credited to capital in excess of par.

                        APRIL 30, 1996, 1995, AND 1994

 Revenue

  Income from short-term contracts for the manufacture or installation of water and wastewater treatment and pumping equipment is recognized at time of shipment or when installation is completed, respectively. Income from long-term contracts for the manufacture of process equipment and control systems used in water and wastewater treatment facilities was recognized on the percentage-of-completion basis; however, revenues are no longer recognized in Davis' operations for these types of contracts due to the shutdown of Taulman. Income is recognized from the sale of water distribution equipment and supplies and process materials and supplies at the time of shipment. Commission income from the sale of products manufactured by others is recognized when the customer's order is shipped by the third party manufacturer.

 Income Taxes

  Davis accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed by dividing net income (loss) by the average number of common shares outstanding, increased by common equivalent shares determined using the treasury stock method.

Estimates

  The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Statement of Cash Flows

  Cash equivalents are considered to be short term, highly liquid investments with original maturities of three months or less.

  Supplemental disclosure of cash flows follows:


                                                            YEAR ENDED APRIL 30,
                                                            --------------------
                                                             1996   1995   1994
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
   Cash paid during the year for:
     Interest.............................................. $1,172 $1,429 $1,276
     Income taxes..........................................  4,278  2,423  1,272
                                                            ------ ------ ------
                                                            $5,450 $3,852 $2,548
                                                            ====== ====== ======

NOTE 2--POTENTIAL SALE OF DAVIS

  On June 10, 1996, Davis entered into a definitive Agreement and Plan of Merger (the "Agreement") with United States Filter Corporation ("U.S. Filter") whereby USF/DWW Acquisition Corporation, a wholly-owned subsidiary of U.S. Filter, would be merged with and into Davis with Davis as the surviving entity. Each outstanding share of common stock of Davis, par value $0.01 per share, would be exchanged for 0.933 share of U.S. Filter common stock, par value $0.01 per share (the "Exchange Ratio"). In the event that the average market price per share of U.S. Filter common stock for the 20 consecutive trading days beginning on the 25th trading day prior to the vote of Davis' stockholders' on the merger ("Average Market Price") is less than $28

                        APRIL 30, 1996, 1995, AND 1994

per share, the Exchange Ratio shall be adjusted to $26.12 divided by the Average Market Price. If the Average Market Price is greater than $34 per share, the Exchange Ratio shall be adjusted to $31.72 divided by the Average Market Price. Davis may terminate the Agreement if the Average Market Price of U.S. Filter common stock is less than $25.25 and U.S. Filter may terminate the Agreement if the Average Market Price of the U.S. Filter common stock is greater than $37.25.

  Under the terms of the Agreement, all outstanding unexercised stock options of Davis, whether or not then exercisable, would be converted into the right to receive 0.933 share of U.S. Filter common stock (the "Option Exchange Ratio"). The Option Exchange Ratio shall be adjusted in the same manner as the Exchange Ratio for Davis' common stock based on certain levels of the Average Market Price of U.S. Filter Common Stock as described above.

  The consummation of the merger transaction is subject to approval by Davis' stockholders and certain other conditions. The transaction is expected to be consummated by August 31, 1996.

NOTE 3--PROVISION FOR TAULMAN SHUTDOWN AND RELATED INTANGIBLE ASSETS:

  During the fourth quarter of fiscal 1994, Davis adopted a plan to shutdown or reorganize the operations of Taulman. Substantially all of Taulman's operations are contained within its Turbitrol Instrumentation and Control division; these operations are in the process of being shut down. Taulman Composting Systems, an immaterial component of Taulman, was combined with Davis' Process division. The pre-tax loss provision for these actions recorded in fiscal 1994 includes the write-off of intangible assets totaling $2,908,000 associated with Taulman and the accrual of $5,987,000 to provide for anticipated losses during the shutdown period. Accordingly, the results of operations of Taulman during fiscal 1996 and 1995 were excluded from the results of operations of Davis.

  Taulman is engaged in the environmental pollution control business, primarily through the design, manufacture and sale of process equipment and control systems used in water and wastewater treatment facilities. Revenues and expenses on its long- term contracts are recognized on the percentage-of - completion basis. Taulman has ceased bidding on new contracts, has terminated its sales force and is working to complete its current obligations on long-term contracts during the estimated two and one half year period from the decision to shut down. The provision for losses during the shutdown period reflects declining revenues and relatively high levels of general and administrative costs necessary to complete the shutdown of these operations.

  During fiscal 1996 and 1995, activity within the reserve for anticipated losses during the shutdown period is summarized as follows:

                                                          YEAR ENDED APRIL 30,
                                                         ----------------------
                                                             1996        1995
                                                         ----------  ----------
                                                            (IN THOUSANDS)
      Balance, beginning of year........................ $    4,507  $    5,987
      Operating loss of Taulman.........................     (2,425)     (2,158)
      Adjustment to reserve.............................          0         678
                                                         ----------  ----------
      Balance, end of year.............................. $    2,082  $    4,507
                                                         ==========  ==========

  The adjustment in fiscal 1995 to the reserve represented an increase in the reserve resulting from a revised estimate of the anticipated losses during the shutdown period. There have been no changes to the plan for shutting down Taulman since the adoption of the plan in the fourth quarter of fiscal 1994.

                        APRIL 30, 1996, 1995, AND 1994

  The Taulman shutdown represents the discontinuation of a product line. Therefore, Taulman's results of operations through the fourth quarter of fiscal 1994 have been included as components of continuing operations in the statement of operations for fiscal 1994. Taulman's results of operations during fiscal 1995, 1996 and in future periods have been or will be charged against the reserve for anticipated losses during the shutdown period. Certain income, expense, asset and liability information with respect to Taulman for the three most recent fiscal years is as follows:

                                                          AS OF OR FOR THE YEAR
                                                             ENDED APRIL 30,
                                                          ----------------------
                                                           1996   1995    1994
                                                          ------ ------- -------
                                                              (IN THOUSANDS)
   Net sales............................................. $4,843 $11,252 $15,871
   Cost of products sold.................................  5,370   9,791  14,465
   Selling, general and administrative expense...........  1,913   3,445   4,302
   Assets................................................  3,626   5,252  12,523
   Liabilities...........................................  2,730   2,614  10,111

  Assets and liabilities at April 30, 1996, 1995 and 1994 consisted primarily of accounts receivable, inventory, accounts payable, accrued expenses and intercompany debt.

  Intangible assets written off in fiscal 1994 as a part of the shutdown included a technology licensing agreement of $1,321,000, noncompete agreements of $1,155,000 and goodwill of $432,000. The technology licensing agreement was written off because Davis, in response to changing marketplace demands, elected to forego its exclusive North American rights to this waste composting technology during the fourth quarter of fiscal 1994. Recently developed methods for waste composting are much more economical and substantially reduced the demand for Davis' licensed technology. The noncompete agreements and goodwill were written off because their value will not be recovered as a result of the shutdown.

NOTE 4--INVENTORIES:

  Inventories are summarized as follows:

                                                                    APRIL 30,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Finished goods and products purchased for resale............. $15,925 $16,137
   Work-in-process..............................................   1,347   2,073
   Raw materials and purchased components.......................     530     568
                                                                 ------- -------
                                                                 $17,802 $18,778
                                                                 ======= =======

NOTE 5--LONG-TERM DEBT:

  During the first quarter of fiscal 1996, Davis and SunTrust Bank Central Florida, National Association ("STBNA") entered into a second amendment to the October 13, 1992 loan agreement. The second amendment extended the loan maturity through April 30, 1997, reduced the principal amount Davis can borrow to $30,000,000, provided specific guidelines that Davis must meet to eliminate the security interest that STBNA has on Davis' accounts receivable and inventory, eliminated the working capital requirement and limited the amount of cash that Davis may spend in connection with acquisitions without the prior consent of STBNA to $2,500,000 per year during the term of the loan agreement. The amended loan agreement also permits Davis to choose between the then current prime rate or the then current LIBOR rate plus or minus various basis point rates for advances under the revolving term loan, depending on Davis achieving certain financial results. Davis was in compliance with the financial covenants of the loan agreement as of April 30, 1996.

                        APRIL 30, 1996, 1995, AND 1994

  On June 6, 1996, STBNA extended the loan maturity to April 30, 1998, and because of Davis' improved operating results and meeting the established guidelines, eliminated the security interest on Davis' accounts receivable and inventory.

  As of April 30, 1996, the interest on balances outstanding under the STBNA revolving term note was payable at either STBNA's prime commercial rate less 50 basis points or LIBOR plus 150 basis points. Davis pays a commitment fee equal to one-fourth of one percent per annum on the average daily unused portion of the revolving term note.

  The payment of cash dividends is subject to the approval by the Board of Directors and depends on, among other factors, earnings, capital requirements, and the operating and financial condition of Davis. The payment of cash dividends also requires the prior approval of STBNA unless certain financial requirements are met. During the first, third and fourth quarters of fiscal 1996, Davis' Board of Directors authorized cash dividends of $0.14, $0.15 and $0.10 per share, which were paid on July 3, 1995, January 5, 1996 and April 12, 1996 to stockholders of record on June 26, 1995, December 26, 1995 and April 1, 1996, respectively.

  Notes payable and long-term debt consist of:


                                                                   APRIL 30,
                                                                 --------------
                                                                  1996   1995
                                                                 ------ -------
                                                                 (IN THOUSANDS)
Revolving term loan due April 1997 with interest at prime; ma-
 turity was extended to April 30, 1998 by STBNA in letter dated
 June 6, 1996..................................................  $5,343 $13,110
Promissory note with interest at prime with monthly installment
 payments secured by an airplane...............................       0     242
Capitalized lease with interest at 7.70% with monthly install-
 ment payments through April 1998..............................      50      75
Capitalized lease with interest at 4.90% with monthly install-
 ment payments through February 1998...........................     165     248
Capitalized lease with interest at 4.90% with monthly install-
 ment payments through November 1998...........................      61       0
Loans payable to insurance companies with interest at varying rates secured by cash surrender value of life insurance poli-
 cies approximating $1,947 and $1,818 at April 30, 1996 and
 1995, respectively............................................   1,361   1,361
                                                                 ------ -------
                                                                  6,980  15,036
Amounts due within one year....................................     135     249
                                                                 ------ -------
Amounts due after one year.....................................  $6,845 $14,787
                                                                 ====== =======

  Annual maturities of long-term debt in each of the succeeding five years from April 30, 1996 are approximately $135; $5,470; $14; $0; and $0 respectively. Loans payable to insurance companies secured by cash surrender value in the amount of $1,361 do not have a stated maturity date.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 6--PENSION PLAN:

  Davis has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation earned during any consecutive five-year period within the last ten years of employment, reduced by payments from Social Security. Pension cost is funded at amounts determined by management but not less than the minimum funding required by the Employee Retirement Income Security Act of 1974 (ERISA). At April 30, 1996, the assets of this Plan included cash equivalents and equity and fixed income mutual funds. Participants of certain acquired companies received service credit for vesting in the Plan upon date of acquisition or termination of any former benefit plans. The cost of these benefits will be amortized over 18 years, which is the average remaining service period of the participants.

  Davis also has a supplemental defined benefit pension plan (the Supplemental
Plan) covering all Davis officers. The Supplemental Plan provides for annual disability benefits in amounts of 50%-80% of base pay at the time of the disabling injury, to be paid to participants who become permanently disabled. This benefit will terminate at age 65. Additionally, the Supplemental Plan provides for retirement benefits to participants representing approximately 50%-80% of base pay at the date of retirement, reduced by payments from Social Security. These retirement benefits will be paid over the expected lifetime of the participant. Davis has not funded the Supplemental Plan. This plan is not subject to ERISA funding requirements. The Davis intends to fund the Supplemental Plan as benefits are paid.

  Net periodic pension cost of these plans for fiscal 1996, 1995 and 1994 included the following components:

                            YEAR ENDED APRIL 30, 1996         YEAR ENDED APRIL 30, 1995          YEAR ENDED APRIL 30, 1994
                          ------------------------------    ------------------------------     ------------------------------
                             ASSETS         ACCUMULATED        ASSETS         ACCUMULATED         ASSETS         ACCUMULATED
                             EXCEED           BENEFITS         EXCEED           BENEFITS          EXCEED           BENEFITS
                          ACCUMULATED          EXCEED       ACCUMULATED          EXCEED        ACCUMULATED          EXCEED
                            BENEFITS           ASSETS         BENEFITS           ASSETS          BENEFITS           ASSETS
                          --------------    ------------    -------------     ------------     -------------     ------------
                                                         (IN THOUSANDS)
Service cost benefit
 earned during the
 period.................    $    386           $ 47         $   350              $ 40            $  362              $ 37
Interest cost on pro-
 jected benefit
 obligation.............         680            114             613               112               623               114
Actual return on plan
 assets.................      (1,481)                          (900)                               (809)
Net amortization and
 deferral...............         567             73              37                73                25                71
                            --------           ----         -------              ----              ----              ----
Net periodic pension
 cost...................    $    152           $234         $   100              $225              $201              $222
                            ========           ====         =======              ====              ====              ====

  Assumptions used to determine net periodic pension cost for these plans for fiscal 1996, 1995 and 1994 were:

                                                            AS OF APRIL 30,
                                                         ---------------------
                                                         1996    1995    1994
                                                         -----   -----   -----
   Discount rates.......................................   7.5%    7.5%    7.5%
   Rates of increase in compensation levels.............   4.5%    4.5%    4.5%
   Expected long-term rate of return on assets..........   9.0%    9.0%    9.0%

                         APRIL 30, 1996, 1995, AND 1994

  The following table sets forth these plans' funded status and amounts recognized on Davis' consolidated balance sheet at April 30, 1996 and April 30, 1995.

                                     APRIL 30, 1996          APRIL 30, 1995
                                 ----------------------- -----------------------
                                   ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                   EXCEED     BENEFITS     EXCEED     BENEFITS
                                 ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                  BENEFITS     ASSETS     BENEFITS     ASSETS
                                 ----------- ----------- ----------- -----------
                                                 (IN THOUSANDS)
Actuarial present value of
 benefit obligations:
 Accumulated benefit obligation
  Vested.......................    $ 7,698     $ 1,637     $6,982      $ 1,602
  Nonvested....................        317                    298
                                   -------     -------     ------      -------
                                   $ 8,015     $ 1,637     $7,820      $ 1,602
                                   =======     =======     ======      =======
Plan assets at fair value......    $10,351                 $9,156
Projected benefit obligation...      9,984     $ 1,637      9,007      $ 1,602
                                   -------     -------     ------      -------
Projected benefit obligation
 less than (in excess of) plan
 assets........................        367      (1,637)       149       (1,602)
Unrecognized prior service
 costs.........................       (136)        291       (149)         367
Unrecognized net loss (gain)...        (39)       (114)       433          (74)
Additional liability...........                   (161)                   (274)
Unrecognized net asset at May
 1, 1996 being amortized over
 19 years and 15 years, respec-
 tively........................       (722)        (16)      (812)         (19)
                                   -------     -------     ------      -------
Pension (liability) recognized
 in the balance sheet..........    $  (530)    $(1,637)    $ (379)     $(1,602)
                                   =======     =======     ======      =======

NOTE 7--INCOME TAXES:

  The components of the provision for income tax expense (benefit) are as follows:

                                                          YEAR ENDED APRIL 30,
                                                         ----------------------
                                                          1996   1995    1994
                                                         ------ ------  -------
                                                            (IN THOUSANDS)
   Current tax expense:
     Federal............................................ $3,248 $2,297  $ 1,237
     State..............................................    610    492      244
   Deferred tax expense (benefit):
     Federal............................................    395   (362)  (3,820)
     State..............................................     74    (68)    (716)
                                                         ------ ------  -------
                                                         $4,327 $2,359  $(3,055)
                                                         ====== ======  =======

                        APRIL 30, 1996, 1995, AND 1994

  Deferred tax liabilities (assets) recorded under FAS 109 are comprised of the following at April 30, 1996 and 1995:

                                                                APRIL 30,
                                                             ----------------
                                                              1996     1995
                                                             -------  -------
                                                             (IN THOUSANDS)
Deferred tax liabilities:
Depreciation................................................ $   122  $   211
Change in the method of inventory accounting for income tax
 purposes                                                          0      393
                                                             -------  -------
  Gross deferred tax liabilities............................     122      604
                                                             -------  -------
Deferred tax assets:
  Pension...................................................    (832)    (725)
  Vacation..................................................    (317)    (365)
  Other employee benefit plans..............................    (623)    (413)
  Warranty reserves.........................................    (233)    (177)
  Inventory.................................................    (649)    (639)
  Allowance for doubtful accounts...........................    (479)    (431)
  Noncompete agreements.....................................    (155)    (187)
  Shutdown reserve for Taulman..............................  (1,524)  (2,488)
  Other.....................................................    (210)    (548)
                                                             -------  -------
    Gross deferred tax assets...............................  (5,022)  (5,973)
                                                             -------  -------
                                                             $(4,900) $(5,369)
                                                             =======  =======

  A reconciliation between the actual income tax expense (benefit) and the amount computed by applying the federal income tax rate (34.0%) in 1996, 1995 and in 1994 to pre- tax income from continuing operations follows:

                                                          YEAR ENDED APRIL 30,
                                                         ----------------------
                                                          1996    1995   1994
                                                         ------  ------ -------
                                                            (IN THOUSANDS)
Computed amount based on federal statutory rate......... $3,426  $1,974 $(2,854)
Increases (reductions) in taxes:
State income taxes, net of federal income tax benefit...    402     232    (322)
Tax on meals and entertainment expense disallowed.......    144     132      54
Nondeductible accrual for incentive stock options.......    373       0       0
Other...................................................    (18)     21      77
                                                         ------  ------ -------
Provision (benefit)..................................... $4,327  $2,359 $(3,055)
                                                         ======  ====== =======

NOTE 8--STOCKHOLDERS' EQUITY:

  During the third quarter of fiscal 1995, the Board of Directors approved the Davis Water & Waste Industries, Inc. 1994 Employee Stock Option Plan (the " Employees Plan") and the Davis Water & Waste Industries, Inc. Directors Stock Option Plan (the "Directors Plan"). Both Plans were approved by the stockholders of Davis at the 1995 Annual Meeting of Stockholders on September 8, 1995.

  Under the Employees Plan and the Directors Plan (collectively, the "Plans"), options to acquire up to 250,000 and 75,000 shares of Davis' common stock, respectively, may be granted to employees and outside directors of Davis, respectively, by a committee of the Board of Directors. No options may be granted after ten years from the date of approval of the Plans by the Board. Options granted under the Plans vest

                        APRIL 30, 1996, 1995, AND 1994

evenly over five years and are exercisable for a period not exceeding ten years after the date of grant at a price equal to the quoted market value of the common stock as of the date of grant. Optionees may exercise the options by paying cash, exchanging Davis shares having a quoted market value equal to or less than the exercise price, by instructing Davis to retain shares of stock upon the exercise of the option with a quoted market value equal to the exercise price as payment, or exchanging property or services as may be acceptable to the committee of the Board. The options are not transferable except to the optionee's beneficiaries. The Plans may be amended or terminated at the discretion of the Board. Compensation expense is accrued for the Plans for options as earned by the optionees as the difference between the quoted market price at the period end and the option price multiplied by the number of options. Accrued compensation expense is adjusted for the changes in the quoted market value of the stock from period to period. At April 30, 1996 and 1995, total compensation expense accrued for the Plans aggregated approximately $1,176,000 and $74,000, respectively.

  Under the Employees Plan in December 1994, the Board granted options to acquire 162,660 shares to certain Davis officers at an option price of $7.75 per share, which was equal to the quoted market price for the shares of Davis' common stock at the date of grant. All but 1,000 of the options were outstanding at April 30, 1996. No options were canceled or expired during fiscal year 1996 and 1,000 shares were exercised. At April 30, 1996, options for the purchase of 87,340 shares of common stock were available to be granted under the Employees Plan.

  Under the Directors Plan in December 1994, options to acquire 32,000 shares of common stock were granted to the outside directors of Davis at an option price of $7.75 per share, which was equal to the quoted market price for the shares of Davis' common stock at the date of grant. All such options were outstanding at April 30, 1996. No options were exercised, canceled or expired during fiscal 1996. At April 30, 1996, options for the purchase of 43,000 shares of common stock were available to be granted under the Directors Plan.

  During fiscal 1989, the stockholders of Davis approved a qualified employee stock purchase plan (the "1988 ESP Plan"). During fiscal 1992, the stockholders of Davis approved an amendment to the 1988 ESP Plan increasing the shares of common stock reserved for issuance under this plan from 80,000 to 160,000 shares. Under the terms of the 1988 ESP Plan, all regular full time employees and officers of Davis may purchase common stock of Davis quarterly at 85% of the lower of market value on the offering date or the termination date of the offering period. The 1988 ESP Plan will terminate at such time as all shares made available under the plan have been issued. During fiscal 1996, 1995, and 1994, 9,223, 13,616 and 24,225 shares, respectively, were issued under the plan, and at April 30, 1996, 15,309 shares of common stock were reserved and available for issuance.

  During August 1988, a Long-Term Incentive Plan (the "Incentive Plan") was approved by Davis' stockholders. The Board of Directors had previously approved the Incentive Plan whereby certain key officers (the participants) would become eligible to receive performance shares provided Davis achieves specified financial goals over four year periods. Performance shares represent rights to receive common stock or, at the election of the participant, a combination of cash and common stock. During fiscal 1996, 349 shares of common stock were distributed and payments of $2,967 were made to participants under the 1991-1994 Incentive Plan. During fiscal 1994 and fiscal 1995, the Board of Directors determined not to approve a Long-Term Incentive Plan for key officers but instead proposed the adoption of a stock option plan for the key employees of Davis (as discussed above).

  The cost of the Incentive Plan is limited to twice the grant price at the grant date of the maximum number of performance shares issuable. The grant price is determined by the higher of the book value per share or the average of the closing price of Davis' common stock for a period prior to and following the public

                        APRIL 30, 1996, 1995, AND 1994

release of the preceding year's annual earnings. The grant price of the performance shares granted during fiscal 1993 was $8.30. The estimated costs of the Incentive Plan are charged to income over the applicable four year periods. During the fiscal year ended April 30, 1996 $50,000 was expensed, and for fiscal years 1995 and 1994, no income or expense was recognized.

  Davis purchases shares of its common stock to be held as treasury stock until needed for issuance through Davis' employee stock plans and directors and employees stock option plans discussed above.

  On December 15, 1989, the Board of Directors of Davis adopted a Share Rights Plan and, in connection therewith, declared a dividend distribution of one Right for each outstanding share of Davis' common stock to stockholders of record at the close of business on January 8, 1990. Davis had 3,248,621 shares of its common stock outstanding at such date. The Share Rights Plan generally provides that 20 days following a public announcement that a person or a group of affiliated or associated persons have become owners of 10% or more of Davis' common stock (and have thus become an "Acquiring Person"), each Right will entitle the registered holder to purchase from Davis common stock at a purchase price per share equal to 20% of current market value. Any Rights beneficially owned by an Acquiring Person or any of the Acquiring Person's affiliates or associates are not exercisable. The number of shares that each holder of a Right will be entitled to receive upon exercise is equal to one share of common stock multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding on the date of the first public announcement that a person has become an Acquiring Person (the "Stock Acquisition Date") and the denominator of which is the number of Rights outstanding on the Stock Acquisition Date that are not beneficially owned by the Acquiring Person or its affiliates or associates. Until such time as the Rights become exercisable, (a) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after January 8, 1990 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. In connection with the merger agreement with U.S. Filter (Note 2), the Share Rights Plan was amended whereby the Rights will not become effective upon consummation of the merger.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES:

  Davis leases certain warehouse facilities and equipment, principally trucking equipment, under operating leases. Certain leases provide for additional rental based on actual usage and many leases have renewal options. Under some leases Davis agrees to pay insurance costs and increases in property taxes. Total rent expense amounted to approximately $2,737,000 in 1996, $3,009,000 in 1995, and $3,141,000 in 1994, of which $233,000, $251,000 and $250,000 was for truck rental based on mileage. Davis leases certain computer equipment and a front end loader under noncancelable capital lease agreements (see Note 5). The original capitalized cost of leases included in property and equipment was $386,629. As of April 30, 1996 the net book value of leased equipment totaled $303,317. Minimum lease and rental commitments under non-cancelable capital and operating leases in effect at April 30, 1996 are as follows:

   YEAR ENDING APRIL 30,      CAPITAL LEASES OPERATING LEASES TOTAL COMMITMENTS
   ---------------------      -------------- ---------------- -----------------
                                               (IN THOUSANDS)
     1997....................      $146           $2,270           $2,416
     1998....................       127            1,812            1,939
     1999....................        15            1,531            1,546
     2000....................                        935              935
     2001....................                        377              377
    2002-2004................                         68               68
                                   ----           ------           ------
   Total minimum lease pay-
    ments....................       288           $6,993           $7,281
                                                  ======           ======
   Less--Amount representing
    interest.................       (12)
                                   ----
   Present value of minimum
    lease payments...........      $276
                                   ====

  The nature of Davis' business results in a certain amount of litigation. Accordingly, Davis is a party (as plaintiff and defendant) to a number of lawsuits incidental to its business, and in certain of such matters, claims have been asserted against Davis in substantial amounts. Management believes that Davis has meritorious defenses to these claims and together with its insurance carriers, is vigorously defending them.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents

  The carrying amount reflected in the consolidated balance sheet approximates the fair value of cash and cash equivalents.

 Notes Payable and Long-term Debt

  Substantially all of the balance of long-term debt is represented by a variable rate revolving term loan. Because this variable rate approximates a market rate of interest at year end, the carrying amount of notes payable and long-term debt approximates fair value.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 11--QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized unaudited quarterly consolidated financial data is as follows:

                                                                         FULLY
                                                           PRIMARY NET DILUTED NET
                                                             INCOME      INCOME    DIVIDENDS PAID
                         NET SALES GROSS PROFIT NET INCOME  PER SHARE   PER SHARE    PER SHARE
                         --------- ------------ ---------- ----------- ----------- --------------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996 Fiscal Quarter
  First................. $ 59,683    $ 8,817      $1,162      $0.36       $0.35        $0.14
  Second................   58,867     10,158       1,816       0.56        0.55         0.00
  Third.................   52,457      8,680       1,156       0.36        0.35         0.15
  Fourth................   55,482     10,114       1,615       0.48        0.48         0.10
                         --------    -------      ------      -----       -----        -----
                         $226,489    $37,769      $5,749      $1.76       $1.73        $0.39
                         ========    =======      ======      =====       =====        =====
1995 Fiscal Quarter
  First................. $ 50,914    $ 7,250      $  518      $0.16       $0.16        $0.00
  Second................   56,056      8,754       1,299       0.40        0.40         0.00
  Third.................   52,730      7,868         776       0.23        0.23         0.08
  Fourth................   55,949      8,123         855       0.27        0.26         0.00
                         --------    -------      ------      -----       -----        -----
                         $215,649    $31,995      $3,448      $1.06       $1.05        $0.08
                         ========    =======      ======      =====       =====        =====

  Primary and fully diluted earnings per share for the fiscal year ended April 30, 1996 do not equal the sum of primary and fully diluted earnings per share for each quarter during fiscal year due to the application of the treasury stock method for determining the impact of certain common stock equivalents.

  The net income for the fourth quarter of fiscal 1995 includes an additional provision of $678,000 for management's revised estimate of the Taulman shutdown reserve. See Note 3 to Notes of the Consolidated Financial Statements.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial data presents the Pro Forma Combined Consolidated Balance Sheet at March 31, 1996, giving effect to the Acquisitions as if they were consummated on that date. Also presented are the Pro Forma Combined Consolidated Statements of Operations for the fiscal years ended March 31, 1994, 1995 and 1996, after giving effect to the Acquisitions as if they had been consummated as of the beginning of the respective periods presented. U.S. Filter's fiscal year ends on March 31, and Davis' fiscal year ends on April 30. Pro forma combined statement of operations information for the years ended March 31, 1994, 1995 and 1996 combines the results of U.S. Filter for the years ended March 31, 1995 and 1996 with the results of Davis for the years ended April 30, 1994, 1995 and 1996, respectively. Zimpro's fiscal year ends on December 31. Pro forma data for the years ended March 31, 1994, 1995 and 1996 combine the results of U.S. Filter with the results of Zimpro for the years ended December 31, 1993, 1994 and 1995, respectively.

  The pro forma data is based on the historical combined statements of U.S. Filter, Davis and Zimpro giving effect to the Acquisitions under the pooling of interests method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Pro Forma Combined Consolidated Financial Information. The pro forma adjustments set forth in the following unaudited pro forma combined financial data are estimates and may differ from the actual adjustments when they become known.

  The pro forma combined statement of operations for the fiscal years ended March 31, 1994, 1995 and 1996 include certain charges recorded by U.S. Filter, Davis and Zimpro as follows:

 Fiscal year ended March 31, 1994:

  The results of operations of U.S. Filter for the fiscal year ended March 31, 1994 included certain charges totaling $2,359,000 related to the rationalization of certain wastewater operations. These charges were included in U.S. Filter's historical results of operations in selling, general and administrative expenses in the accompanying pro forma combined statement of operations for the fiscal year ended March 31, 1994.

  The results of operations of Davis for the fiscal year ended April 30, 1994 included a provision for the shutdown of the Turbitrol division of Davis' Taulman Company subsidiary and related intangible assets of $8,895,000. This provision was included in other expense in Davis' historical results of operations in the accompanying pro forma combined statement of operations for the fiscal year ended March 31, 1994.

 Fiscal year ended March 31, 1995:

  The results of operations of Davis for the fiscal year ended April 30, 1995 included a provision for the shutdown of the Turbitrol division of Davis' Taulman Company subsidiary and related intangible assets of $678,000. This provision was included in other expense in Davis' historical results of operations in the accompanying pro forma combined statement of operations for the fiscal year ended March 31, 1995.

 Fiscal year ended March 31, 1996:

  The results of operations of Zimpro for the year ended December 31, 1995 included the write-off of $3,337,000 with respect to patents and equipment which recorded values were deemed by Zimpro management to have been impaired. These write-offs were included in Zimpro's historical results of operations in cost of sales and selling, general and administrative expenses in the accompanying pro forma combined statement of operations for the fiscal year ended March 31, 1996.

  The pro forma data give effect to the charges described above and assume that each outstanding share of, and each outstanding option to purchase, Davis Common Stock is converted into the right to receive .933 share of U.S. Filter Common Stock. The following unaudited pro forma combined financial data do not give effect to anticipated expenses related to the Acquisitions and do not reflect certain cost savings that management of U.S.

Filter believes may be realized following the Acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, U.S. Filter believes the Acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

  The pro forma data are provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Davis and Zimpro had been consummated on the dates indicated or that may be obtained in the future. The pro forma combined financial data should be read in conjunction with the notes thereto and the audited consolidated financial statements of Davis and the notes thereto included herewith and filed in its report on Form 10-K for the year ended April 30, 1996, the audited consolidated financial statements of Zimpro and the notes thereto filed in U.S. Filter's report on Form 8-K dated May 31, 1996 and the audited consolidated financial statements of U.S. Filter and the notes thereto filed in its report on Form 10-K for the year ended March 31, 1996.

                        UNITED STATES FILTER CORPORATION

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                (in thousands)


                                                                      PRO FORMA
                                         HISTORICAL       --------------------------------
                                        ---------------              ADJUSTMENTS
                          U.S. FILTER   DAVIS  ZIMPRO    ADJUSTMENTS  REFERENCE    COMBINED
                          -----------   ------- -------  ----------- -----------   --------
Current assets:
 Cash...................  $ 16,545      $ 1,720 $   140    $(1,000)       a(ii)    $ 17,405
 Short-term invest-
  ments.................        65           --      --                                  65
 Accounts receivable,
  net...................   177,658       35,189   6,008                             218,855
 Cost and estimated
  earnings in excess of
  billings on uncom-
  pleted contracts......    31,258        1,419     898                              33,575
 Inventories............    55,755       17,802   1,756                              75,313
 Prepaid expenses.......     7,230          692      --                               7,922
 Deferred taxes.........     3,577        4,194      --                               7,771
 Other current assets...     9,139          685     249                              10,073
                          --------      ------- -------                            --------
   Total current assets.   301,227       61,701   9,051                             370,979
                          --------      ------- -------                            --------
Property, plant and
 equipment, net.........   156,025        6,358   3,606                             165,989
Investment in leasehold
 interests, net.........    27,688           --      --                              27,688
Cost in excess of net
 assets of businesses
 acquired, net..........   271,891           --      --                             271,891
Other assets............    32,180        6,573     911                              39,664
                          --------      ------- -------                            --------
                          $789,011      $74,632 $13,568                            $876,211
                          ========      ======= =======                            ========
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
Current liabilities:
 Accounts payable.......  $ 77,761   $20,102 $ 2,361                               $100,224
 Accrued liabilities....    84,097    13,563   2,294                                 99,954
 Current portion of
  long-term debt........     1,394       135   6,363     (4,260)          a(ii)       3,632
 Billings in excess of
  costs and estimated
  earnings on uncom-
  pleted contracts......    13,338       943   1,516                                 15,797
 Other current liabili-
  ties..................    21,380     1,153   1,822                                 24,355
                          --------   ------- -------                               --------
   Total current liabil-
    ities...............   197,970    35,896  14,356                                243,962
                          --------   ------- -------                               --------

Notes payable...........    30,413        --      --                                 30,413
Long-term debt, exclud-
 ing current portion....     8,286     6,845      --                                 15,131
Convertible subordinated
 debentures.............   200,000        --      --                                200,000
Deferred taxes..........     1,929        --      --                                  1,929
Other liabilities.......     9,078     2,235   1,702                                 13,015
                          --------   ------- -------                               --------
   Total liabilities....   447,676    44,976  16,058                                504,450
                          --------   ------- -------                               --------
Shareholders' equity:
 Convertible preferred
  stock.................        --        --      20        (20)      (ai)               --
 Common stock...........       281        33      --          9   (a)(i)(ii)            323
 Additional paid-in
  capital...............   337,856     9,422   3,980      3,271   (a)(i)(ii)        354,529
 Translation adjust-
  ment..................     1,836        --      --                                  1,836
 Retained earnings (ac-
  cumulated deficit)....     1,362    20,201  (6,490)                                15,073
                          --------   ------- -------                               --------
   Total shareholders'
    equity..............   341,335    29,656  (2,490)                               371,761
                          --------   ------- -------                               --------
                          $789,011   $74,632 $13,568                               $876,211
                          ========   ======= =======                               ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

 UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED
              MARCH 31, 1994 (in thousands, except per share and share data)

                                                                 PRO FORMA
                                         HISTORICAL     -------------------------------
                                      ----------------               ADJUSTMENTS
                         U.S. FILTER    DAVIS   ZIMPRO  ADJUSTMENTS  REFERENCE  COMBINED
                         -----------  --------  ------  ----------- ----------- --------
Revenues................ $180,421     $202,621  $29,470                          $412,512
Cost of sales...........  132,811      172,654   21,383                           326,848
                         --------     --------  -------                          --------
  Gross profit..........   47,610       29,967    8,087                            85,664
Selling, general and
 administrative
 expenses...............   52,484       28,461    9,774                            90,719
                         --------     --------  -------                          --------
  Operating income
   (loss)...............   (4,874)       1,506   (1,687)                           (5,055)
                         --------     --------  -------                          --------
Other income (expense):
  Interest expense......   (2,077)      (1,252)    (715)     595           b(i)    (3,449)
  Other.................    1,174       (8,649)      93                            (7,382)
                         --------     --------  -------                          --------
                             (903)      (9,901)    (622)                          (10,831)
                         --------     --------  -------                          --------
  Income (loss) before
   income taxes.........   (5,777)      (8,395)  (2,309)                          (15,886)
Provision (benefit) for
 income taxes...........   (3,236)      (3,055)    (796)                           (7,087)
                         --------     --------  -------                          --------
  Net income (loss)..... $ (2,541)    $ (5,340) $(1,513)                         $ (8,799)
                         ========     ========  =======                          ========
  Net income per common
   share................ $  (0.26)                                               $  (0.57)
                         ========                                                ========
Weighted average number
 of
 shares outstanding.....   12,453                                                  16,595
                         ========                                             ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

  UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED
                                 MARCH 31, 1995
                (in thousands, except per share and share data)


                                                                     PRO FORMA
                                           HISTORICAL      --------------------------------
                                       ------------------               ADJUSTMENTS
                         U.S. FILTER     DAVIS     ZIMPRO  ADJUSTMENTS  REFERENCE  COMBINED
                         -----------   ---------  -------  ----------- ----------- --------
Revenue................. $272,032       $215,649   $31,678                          $519,359
Cost of sales...........  193,432        183,654    21,669                           398,755
                         --------       --------   -------                          --------
  Gross profit..........   78,600         31,995    10,009                           120,604
Selling, general and
 administrative
 expenses...............   64,015         24,483     8,983                            97,481
                         --------       --------   -------                          --------
  Operating income......   14,585          7,512     1,026                            23,123
                         --------       --------   -------                          --------
Other income (expense):
  Interest expense......   (5,384)        (1,335)     (795)     595           b(i)    (6,919)
  Other.................    1,787           (370)       25                             1,442
                         --------       --------   -------                          --------
                           (3,597)        (1,705)     (770)                           (5,477)
                         --------       --------   -------                          --------
  Income before income
   taxes................   10,988          5,807       256                            17,646
                         --------       --------   -------                          --------
Provision (benefit) for
 income taxes...........    2,657          2,359      (204)                            4,812
                         --------       --------   -------                          --------
  Net income............ $  8,331       $  3,448   $   460                          $ 12,834
                         ========       ========   =======                          ========
  Net income per common
   share................ $   0.51                                                   $   0.63
                         ========                                                   ========
Weighted average number
 of
 shares outstanding.....   15,026                                                     19,168
                         ========                                                   ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

  UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED
                                 MARCH 31, 1996
                (in thousands, except per share and share data)

                                         HISTORICAL
                                      -----------------              ADJUSTMENTS
                         U.S. FILTER   DAVIS    ZIMPRO   ADJUSTMENTS  REFERENCE  COMBINED
                         -----------  --------  -------  ----------- ----------- --------
Revenues................ $472,537     $226,489  $28,877                          $727,903
Cost of sales...........  328,057      188,720   21,796                           538,573
                         --------     --------  -------                          --------
  Gross profit..........  144,480       37,769    7,081                           189,330
Selling, general and
 administrative
 expenses...............  109,525       26,877   12,281                           148,683
                         --------     --------  -------                          --------
  Operating income
   (loss)...............   34,955       10,892   (5,200)                           40,647
                         --------     --------  -------                          --------
Other income (expense):
  Interest expense......  (12,546)      (1,022)    (851)     595           b(i)   (13,824)
  Other.................    4,963          206      (35)                            5,134
                         --------     --------  -------                          --------
                           (7,583)        (816)    (886)                           (8,690)
                         --------     --------  -------                          --------
  Income (loss) before
   income taxes.........   27,372       10,076   (6,086)                           31,957
Provision for income
 taxes..................    7,082        4,327      646     (646)          b(ii)   11,409
                         --------     --------  -------                          --------
  Net income (loss)..... $ 20,290     $  5,749  $(6,732)                         $ 20,548
                         ========     ========  =======                          ========
  Net income per common
   share................ $   0.81                                                $   0.70
                         ========                                                ========
Weighted average number
 of
 shares outstanding.....   24,309                                                  28,451
                         ========                                                ========

The accompanying notes are an integral part of these pro forma combined financial data.

        NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

  The pro forma combined balance sheet has been prepared to reflect the acquisitions of all the outstanding capital stock of Davis and Zimpro in exchange for 3,442,000 (.933 share of U.S. Filter Common Stock for each outstanding share, and each outstanding option or other right to acquire a share, of Davis Common Stock) and 585,074 shares of U.S. Filter Common Stock, respectively. The Acquisitions have been accounted for on a pooling of interests basis. Additionally, the pro forma combined balance sheet reflects the repayment of $4,335,000 of indebtedness of Zimpro outstanding at May 31, 1996 with the delivery of 114,994 shares of U.S. Filter Common Stock and $1,000,000 in cash.

(a) The pro forma combined balance sheet reflects the financial position of Davis at April 30, 1996 and Zimpro at December 31, 1995 and has been adjusted to reflect the above as follows:

    (i) To record the equity adjustments required to reflect the Acquisitions of Davis and Zimpro on a pooling of interests basis; and

    (ii) To record the repayment of indebtedness of Zimpro ($4,260,000 outstanding at December 31, 1995) in exchange for 114,994 shares of U.S. Filter Common Stock and $1,000,000 in cash.

(b) For the fiscal years ended March 31, 1994, 1995 and 1996, the historical results of operations reflect Davis' results of operations for the years ended April 30, 1994, 1995 and 1996 and reflect Zimpro's results of operations for the years ended December 31, 1993, 1994 and 1995, respectively and have been adjusted to reflect the above as follows:

    (i) To adjust interest expense related to the indebtedness of Zimpro repaid at the date of Acquisition; and

    (ii) To adjust the provision for income taxes to reflect the combined results of operations.

                                 EXHIBIT INDEX


Exhibit No.           Description of Exhibit
- -----------           ----------------------
  23.0                Consent of Independent Accountants